UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

CONSENT STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐ Preliminary Consent Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Consent Statement

☐ Definitive Additional Materials

☐ Soliciting Material under Rule 14a-12

CHEETAH NET SUPPLY CHAIN SERVICE INC.

(Name of Registrant as Specified in Its Charter)

TAKEOVER TIME 2026 LLC

NATASHA YURYEVNA OVSEPYAN

JOURDAN PIERCE MATTHEWS

WALTER FRANKLIN HARRIS

CAROL GRIMES

YAN QIN

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required

☐ Fee previously paid with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

DATED OCTOBER 20, 2026

Expected First Furnishing Date: October 20, 2026

LETTER TO FELLOW STOCKHOLDERS

TAKEOVER TIME 2026 LLC

8403 NE 138th Street, Kirkland, Washington 98034

October 20, 2026

Dear Fellow Stockholders of Cheetah Net Supply Chain Service Inc.:

Takeover Time 2026 LLC is furnishing this definitive consent solicitation statement in connection with its solicitation of written consents concerning the composition of the Board of Directors of Cheetah Net Supply Chain Service Inc. ("Cheetah Net" or the "Company"). Certain participants in this solicitation beneficially own shares of the Company's Class A common stock; their interests are described under "Participants in the Solicitation."

Takeover Time is seeking stockholder support for one integrated written-consent action designed to replace the Company's current Board with the five Takeover Time nominees. The action is divided into three mutually conditioned proposals: (1) set the number of directorships at five immediately before the replacement becomes effective; (2) remove, without cause, the five current directors and any additional directors placed on the Board before effectiveness, other than the Takeover Time nominees; and (3) immediately thereafter elect Natasha Yuryevna Ovsepyan, Jourdan Pierce Matthews, Walter Franklin Harris, Carol Grimes and Yan Qin to fill the five directorships. None of the three proposals is intended to become effective unless all three are approved and capable of becoming effective as part of the same integrated action.

TAKEOVER TIME RECOMMENDS THAT STOCKHOLDERS CONSENT TO ALL THREE PROPOSALS.

To support the complete five-for-five Board replacement, Takeover Time urges stockholders to CONSENT to Proposal 1, CONSENT to Proposal 2, and CONSENT FOR ALL FIVE NOMINEES under Proposal 3. Because the proposals are mutually conditioned, Takeover Time recommends supporting all three proposals as one integrated Board-replacement action.

Takeover Time is pursuing this solicitation because it believes stockholders should consider changes in board oversight in light of the Company's substantial equity issuances and reverse stock splits during 2026, the Company's disclosed ineffective disclosure controls and material weaknesses in internal control over financial reporting, the concentration of the Chairman, Chief Executive Officer and interim financial-officer functions in Huan Liu following the resignation of the Company's CFO, and the size and status of the receivable arising from the Company's terminated Shanghai Kesheng investment arrangement.

Since Takeover Time's preliminary solicitation materials were filed, CTNT has filed its own October 16, 2026 definitive proxy statement. Takeover Time believes that filing strengthens the case for scrutiny because CTNT simultaneously emphasizes accountability, stockholder communication, Board and committee independence, risk oversight and strict related-party safeguards while also disclosing zero full-Board meetings in fiscal 2025, zero fiscal-2025 meetings of its Compensation and Nominating and Corporate Governance Committees, concentrated Chairman/CEO/Interim-CFO authority, and Huan Liu's approximately 53.30% voting power following the October 7 Class B transaction.

These are Takeover Time's views. The Company may disagree with Takeover Time's analysis and may make its own solicitation or other public statements. Stockholders should review both parties' SEC filings and make their own decisions.

The accompanying definitive consent card may be used to submit a consent after it is furnished to stockholders entitled to act on the Record Date. Please follow the instructions in this Definitive Consent Solicitation Statement and on the consent card.

IMPORTANT - VERIFY THE SOLICITING PARTY. CTNT is separately soliciting proxies for its December 3, 2026 annual meeting. Stockholders may receive materials from both CTNT and Takeover Time. Before signing or submitting any card or voting instruction, confirm the soliciting party and purpose. To participate in Takeover Time's written-consent solicitation, use the card identifying Takeover Time 2026 LLC as the soliciting person; it is not CTNT's annual-meeting proxy card. STOCKHOLDERS WISHING TO SUPPORT TAKEOVER TIME SHOULD ACT PROMPTLY UPON RECEIPT AND FOLLOW THE APPLICABLE RETURN INSTRUCTIONS.

Sincerely,

TAKEOVER TIME 2026 LLC

By: Natasha Yuryevna Ovsepyan, Managing Member

DEFINITIVE CONSENT SOLICITATION STATEMENT

GENERAL INFORMATION

This Definitive Consent Solicitation Statement is being furnished by Takeover Time 2026 LLC and the other participants identified herein in connection with a solicitation of written consents from stockholders of Cheetah Net Supply Chain Service Inc. The solicitation is not being made on behalf of the Company's Board of Directors.

The Company is a Delaware corporation. Its current bylaws permit stockholder action without a meeting in accordance with Section 228 of the Delaware General Corporation Law ("DGCL"). Section 3.2 of the Company's bylaws currently provides that the number of directors may range from one to nine, as determined by the Board from time to time, and states that the initial number is five. Section 8.5 permits stockholders to amend the bylaws, while the Certificate of Incorporation and Section 8.5 also give the Board authority to amend the bylaws subject to applicable law and any stockholder-adopted restriction.

The Company's current certificate of incorporation provides that each share of Class A common stock has one vote and each share of Class B common stock has fifteen votes. Record Date: October 19, 2026. CTNT's October 16, 2026 definitive proxy reports 1,332,087 shares of Class A Common Stock and 101,358 shares of Class B Common Stock outstanding. The 100,000 Class B shares issued in the challenged October 7 transaction are the subject of pending litigation in the Delaware Court of Chancery. Takeover Time does not concede that those challenged shares are valid or entitled to vote. Solely for purposes of stating Takeover Time's position and illustrating the voting base if the challenged 100,000 Class B shares are excluded, Takeover Time uses an adjusted count of 1,332,087 Class A shares and 1,358 Class B shares. At one vote per Class A share and fifteen votes per Class B share, that adjusted count represents 1,332,087 Class A votes and 20,370 Class B votes, or 1,352,457 total adjusted votes. CTNT's October 16 capitalization is the latest Company-disclosed share count available to Takeover Time; the actual October 19 Record Date capitalization may differ and remains subject to confirmation. This adjusted figure is not presented as CTNT's reported outstanding share count and remains subject to the Court's determination concerning the challenged shares.

THE PROPOSED ACTIONS

This definitive consent solicitation presents the following three coordinated actions separately and in the following order:

• Proposal 1 - Board Size for the Replacement Action: amend Section 3.2 of the Bylaws so that the number of directors is five immediately before the removal and election actions become effective. The proposal does not prohibit a later bylaw amendment by a duly constituted Board or by stockholders.

• Proposal 2 - Removal: remove, without cause, Huan Liu, Xianggeng Huang, Xiangan Ruan, Huiping (Catherine) Chen and Huibo Deng and any other person, other than a Takeover Time nominee, who is elected, appointed or designated to the Board after the date of this Definitive Consent Statement and before the integrated action becomes effective.

• Proposal 3 - Election of the Five Replacement Directors: immediately after Proposals 1 and 2 become effective, elect Natasha Yuryevna Ovsepyan, Jourdan Pierce Matthews, Walter Franklin Harris, Carol Grimes and Yan Qin to fill the five directorships.

In plain English, stockholders are being asked to approve one complete five-for-five Board replacement. Proposal 1 does not ask stockholders to elect or fill any additional seats; it makes the number of directorships five at the effective time. Proposal 2 removes the incumbents and any additional directors added before effectiveness. Proposal 3 then fills the resulting five directorships with the five Takeover Time nominees.

WHY THE THREE PROPOSALS ARE LINKED

DGCL § 211(b) permits stockholders to elect directors by less-than-unanimous written consent in lieu of an annual meeting only when all directorships to which directors could be elected at an annual meeting held at the effective time are vacant and are filled by the written-consent action. If the Board remains at five seats, the five Takeover Time nominees correspond to those five directorships. The reason for Proposal 1 is defensive: if the incumbent Board increases the number of directorships above five before the consent action becomes effective, merely removing the additional directors would leave additional vacant directorships. Proposal 1 therefore resets the number of directorships to five as part of the same integrated action; Proposal 2 separately removes all covered incumbent or additional directors; and Proposal 3 fills the five resulting directorships.

RECORD DATE AND CONSENT PERIOD

Record Date: October 19, 2026. On October 19, 2026, the first signed written consent setting forth the proposed actions was delivered to the Company's principal executive offices in Irvine, California. To Takeover Time's knowledge, the Board had not previously fixed a separate record date for this written-consent action. Accordingly, Takeover Time is treating October 19, 2026 as the Record Date pursuant to DGCL Section 213(b), subject to applicable law and any contrary determination by a court of competent jurisdiction.

DGCL Section 228(c) provides that the action will not become effective unless consents signed by a sufficient number of holders are delivered to the Company within 60 days of the first date on which a consent is delivered to the Company. The 60-day period therefore began on October 19, 2026.

REVOCATION OF CONSENTS

Unless otherwise provided under applicable law, a consent may be revoked before the action becomes effective. Revocations and later-dated instructions should be delivered in the manner specified in the definitive solicitation materials and through any applicable broker, bank, nominee or tabulation process. Street-name holders should follow the instructions provided by their broker, bank or other nominee. Takeover Time will supplement these instructions if a separate return channel or tabulator is designated.

VOTE REQUIRED

Proposal 1 - Board Size for the Replacement Action. Under DGCL Section 228(a), Bylaw Section 2.9 and Bylaw Section 8.5, written-consent support must represent not less than the minimum voting power that would be necessary to approve the action at a meeting at which all shares entitled to vote were present and voted. Using Takeover Time's adjusted voting base of 1,352,457 votes, which expressly excludes the challenged October 7, 2026 issuance of 100,000 Class B shares representing 1,500,000 votes, Takeover Time calculates the required affirmative voting power for Proposal 1 as 676,229 votes. This is Takeover Time's stated threshold position based on the adjusted voting base and is based on CTNT's latest Company-disclosed capitalization and remains subject to confirmation of the actual October 19 Record Date capitalization and any judicial determination concerning the challenged shares.

Proposal 2 - Removal. Section 3.4 of the Company's Bylaws permits stockholders to remove any director, with or without cause, by the affirmative vote of holders of a majority of the Company's voting stock, subject to applicable law and the Certificate of Incorporation. Using Takeover Time's adjusted voting base of 1,352,457 votes, which expressly excludes the challenged 100,000 Class B shares and their 1,500,000 votes, Takeover Time calculates the required affirmative voting power for Proposal 2 as 676,229 votes. This is Takeover Time's stated threshold position based on the adjusted voting base and is based on CTNT's latest Company-disclosed capitalization and remains subject to confirmation of the actual October 19 Record Date capitalization and any judicial determination concerning the challenged shares.

Adjusted-base calculation used above: 1,332,087 Class A votes plus 20,370 votes attributable to 1,358 Class B shares equals 1,352,457 adjusted votes. A majority of that adjusted voting power is 676,229 votes. The challenged October 7 block of 100,000 Class B shares, representing 1,500,000 votes, is not included in this adjusted calculation.

Proposal 3 - Election of the Five Replacement Directors. Director elections are subject to the plurality standard in Bylaw Section 2.7 and DGCL Section 216, together with the additional requirements of DGCL Section 211(b) for a non-unanimous written-consent election. Because Proposal 3 is mutually conditioned on Proposals 1 and 2, Takeover Time is soliciting at least 676,229 adjusted votes CONSENT FOR ALL FIVE NOMINEES as part of the integrated Board-replacement action. Takeover Time does not characterize 676,229 as an independently applicable statutory plurality threshold for Proposal 3. Proposal 3 is intended to become effective only if all directorships that could be filled at an annual meeting at the effective time are vacant and are filled by the written-consent action, and if Proposals 1 and 2 are also validly approved and effective.

BACKGROUND AND REASONS FOR THE SOLICITATION

The following discussion states Takeover Time's reasons for pursuing the solicitation. It distinguishes the Company's disclosed facts from Takeover Time's opinions.

Equity Issuances and Reverse Stock Splits

The Company disclosed that it entered into stock purchase agreements in January 2026 for the sale of 33,450,000 pre-split Class A shares for aggregate gross proceeds of approximately $40.14 million. After giving retroactive effect to the Company's April 2026 1-for-200 reverse stock split, the Company reported that the February 2026 private placement represented 167,250 Class A shares.

The Company also disclosed that, under its March 2026 at-the-market program, it sold an aggregate of 2,775,000 Class A shares on a post-1-for-200-split basis before that program was terminated in June 2026. In August 2026, the Company entered into a new sales agreement under which it may offer and sell up to approximately $35.28 million of Class A common stock from time to time.

The Company effected a 1-for-200 reverse stock split in April 2026 and a further 1-for-150 reverse stock split effective in September 2026. Takeover Time believes the frequency and scale of these capitalization changes warrant enhanced board-level scrutiny of financing strategy, dilution, capital allocation and stockholder voting power.

Internal Controls and Financial Reporting Oversight

In its Form 10-K for the year ended December 31, 2025, management concluded that the Company's disclosure controls and procedures and internal control over financial reporting were ineffective. The 10-K identified material weaknesses involving segregation of duties, formal policies and procedures at a newly acquired business, and risk-assessment procedures. In the Company's Form 10-Q for the quarter ended June 30, 2026, management again determined that disclosure controls and procedures were ineffective at a reasonable-assurance level as of June 30, 2026.

Takeover Time believes these disclosures support a review of the Board's oversight of financial reporting, control remediation and finance leadership.

Finance Leadership Concentration

The Company disclosed that its CFO, Cindy Tang, resigned effective May 29, 2026. The Board stated that it intended to search for internal and external candidates. In the interim, Huan Liu, the Company's Chairman and Chief Executive Officer, began serving as interim CFO and assumed the duties of principal financial officer and principal accounting officer.

Takeover Time believes that this concentration of executive and financial-reporting responsibilities warrants careful stockholder consideration. This statement does not assert that the concentration itself is unlawful.

Shanghai Kesheng Receivable

The Company's June 30, 2026 Form 10-Q disclosed that a subsidiary contributed RMB 280,000,000, approximately $41.11 million at the time of contribution, to an investment fund for which Shanghai Kesheng Investment Management Co., Ltd. served as general partner and executive partner. The parties later terminated the partnership arrangement, and Shanghai Kesheng agreed to return the full RMB 280,000,000. The Company reclassified the amount as a receivable. A subsequent amendment requires repayment on or before December 30, 2026 and provides for 5% annual overdue interest beginning December 31, 2026 if unpaid.

As of June 30, 2026, the Company stated that it had not recorded an allowance for credit losses and would continue monitoring Shanghai Kesheng's credit risk. Takeover Time believes the size of this receivable warrants close board oversight of collection, credit risk and disclosure.

CTNT'S GOVERNANCE CLAIMS SHOULD BE MEASURED AGAINST ITS OWN DISCLOSURES

CTNT's October 16, 2026 definitive proxy statement prominently describes what it calls sound corporate governance, accountability, Board independence, committee independence, a Code of Ethics, an Insider Trading Policy and a clawback policy. Takeover Time believes stockholders should evaluate those statements against the governance structure, Board practices and related-party transactions CTNT discloses in the same proxy statement. The discussion below states Takeover Time's views; the Company may disagree with those views.

Stockholder Communication: A Mailing Address Is Not Board Access

CTNT states that stockholders wishing to communicate with the Board may write to its Irvine address and that all correspondence sent there "will be delivered to the appropriate directors by our Chief Financial Officer." CTNT's same proxy identifies Huan Liu as Chairman of the Board, Chief Executive Officer, Interim Chief Financial Officer and a director.

That structure means CTNT's disclosed Board-communication process places the executive who may himself be the subject of a stockholder's concern in the financial-officer position CTNT says is responsible for delivering Board correspondence. Takeover Time has itself sent multiple Board-directed communications concerning Board composition, the record-date process, corporate governance and related matters. As of the date of this statement, Takeover Time has not received substantive responses from the individual independent directors to those communications and cannot independently verify which directors received each communication or when. Takeover Time believes a mailing address is not meaningful stockholder engagement unless stockholders can have confidence that communications directed to independent directors actually reach them.

CTNT also states that it intends to enhance stockholder communication. Takeover Time believes that effort should begin with a direct and transparent mechanism through which stockholders can communicate with independent directors without depending on the Chairman, Chief Executive Officer and Interim Chief Financial Officer as the intermediary.

Risk Oversight: 'Regularly Informed' - But No Full-Board Meetings in Fiscal 2025

CTNT states that its Board manages the Company's risk-oversight process, receives reports concerning operational, financial, legal and regulatory risks, and that the entire Board continues to be regularly informed about those risks. The same proxy reports that the Board held no meetings during fiscal 2025.

Takeover Time does not suggest that a formal meeting is the only lawful means through which directors may receive information or act. But if CTNT asks stockholders to rely on its description of active Board-level risk oversight, Takeover Time believes stockholders are entitled to know how often the full Board received those reports, how the reports were delivered, what material risks were considered and how the Board documented its oversight during a year in which CTNT reports zero full-Board meetings.

Committee Oversight: Stated Responsibilities, but Zero Meetings for Two Key Committees

CTNT states that each Board committee reviews its charter and practices annually to determine whether they remain consistent with Nasdaq listing standards. CTNT also states that director compensation is reviewed by the Compensation Committee at least annually. Yet CTNT reports that the Compensation Committee held no meetings during fiscal 2025. CTNT likewise reports that the Nominating and Corporate Governance Committee - the committee charged with identifying, screening and recommending director candidates - held no meetings during fiscal 2025.

CTNT further states that its Nominating and Corporate Governance Committee has not developed a policy for selecting directors, including specific minimum qualifications or a diversity policy. Takeover Time again recognizes that committee action can occur without a formal meeting. But stockholders should be told when and how the annual reviews, compensation oversight and director-evaluation responsibilities CTNT describes were actually carried out.

Related-Party Transactions: 'Strict,' 'Thoroughly Scrutinized,' and 'Arm's Length' - Then Explain October 7

CTNT states that it maintains "strict policies and procedures" for related-party transactions; that each transaction is "thoroughly scrutinized"; that the Audit Committee assesses fairness, reasonableness, the Company's best interests and market terms; and that the process is designed to ensure that all related-party transactions are conducted "at arm's length without any preferential treatment."

In the immediately following related-party disclosure, CTNT states that on October 7, 2026 it entered into a Securities Purchase Agreement with Huan Liu, its Chairman and Chief Executive Officer, to sell him 100,000 shares of Class B common stock at $3.30 per share for $330,000, with the transaction closing on October 9. CTNT's proxy states that each Class B share carries fifteen votes and separately reports that, as of October 13, Huan Liu beneficially owned all 101,358 outstanding Class B shares and approximately 53.30% of the Company's total voting power.

Takeover Time believes CTNT's own description of its review process makes the remaining unanswered questions especially important. In Defendants' publicly filed October 19, 2026 opposition brief in the pending Delaware litigation, Defendants state that the October issuance was reviewed by the Audit Committee and approved by four directors, and that Huan Liu disclosed his financial interest, recused himself from Board deliberations concerning the transaction and abstained from voting. Those disclosures address who approved the transaction and Mr. Liu's participation in the formal approval process. They do not, however, answer what valuation or fairness materials were considered; what alternative financing sources or security structures were considered; why fifteen-vote Class B shares were selected; how the voting rights and resulting change in voting control were evaluated; or whether the pending Board-composition effort and written-consent process were considered when the transaction was approved.

Takeover Time believes stockholders should be shown the substance of the claimed scrutiny, not merely told that a policy exists.

Formal Independence Versus Concentrated Authority

CTNT highlights 60% Board independence and 100% committee independence. The same proxy states that Huan Liu serves simultaneously as Chairman and Chief Executive Officer, that CTNT has no lead independent director, and that Mr. Liu is also serving as Interim Chief Financial Officer. Takeover Time believes formal independence percentages should be evaluated together with the practical concentration of Board leadership, executive authority and financial-reporting responsibility in one person.

Code of Ethics and Insider Trading Policy: Existence Is Not the Same as Enforcement

CTNT highlights the existence of a Code of Ethics, Insider Trading Policy and clawback policy. Its proxy further states that the Insider Trading Policy prohibits directors, officers and employees from engaging in hedging or monetization transactions and certain short-term or speculative transactions, including short-term trading, short sales and publicly traded options.

Takeover Time does not ask stockholders to infer a violation of that policy merely from the October 7 Class B purchase or from the fact that the policy exists. Takeover Time does believe, however, that stockholders are entitled to understand how compliance with these policies is monitored and enforced, whether any exceptions or waivers have been granted to covered persons and, where disclosure is required, whether those exceptions or waivers have been disclosed. A governance-policy checkmark is not, by itself, evidence of enforcement.

'Your Vote Is Important' - CTNT's Own Proxy Reports 53.30% Voting Power for Huan Liu

CTNT tells stockholders in its October 16 proxy: "Your vote is important." Takeover Time agrees. That is precisely why stockholders should closely scrutinize a transaction that CTNT's own proxy reports left the incumbent Chairman and Chief Executive Officer with approximately 53.30% of the Company's voting power.

The October 7 Class B issuance is the subject of pending litigation in the Delaware Court of Chancery in Ovsepyan v. Cheetah Net Supply Chain Service Inc. and Huan Liu, C.A. No. 2026-1355-NAC. The Court has not adjudicated the merits of the challenge. Takeover Time believes stockholders should be aware of the pending challenge when evaluating the incumbent Board's recommendation and the voting-power consequences of the transaction.

Takeover Time's View: Judge Governance by Conduct, Not Labels

Takeover Time believes that a policy is not accountability merely because it appears in a proxy statement, a mailing address is not stockholder engagement merely because it exists, and formal independence percentages should not substitute for scrutiny of how authority is actually exercised. Takeover Time asks stockholders to judge the incumbent Board by the record reflected in CTNT's own disclosures and to determine for themselves whether a complete change in Board oversight is warranted.

PROPOSAL 1 - BOARD SIZE FOR THE REPLACEMENT ACTION

TAKEOVER TIME RECOMMENDS THAT STOCKHOLDERS CONSENT TO PROPOSAL 1.

Takeover Time proposes that stockholders amend Section 3.2 of the Company's Bylaws so that, immediately before the removal and election actions become effective, the number of directors is five. This proposal is intended only to make the five-seat replacement structure operative even if the incumbent Board changes the number of directorships before effectiveness. It does not prohibit a later bylaw amendment by the newly constituted Board or by stockholders.

Proposed operative resolution: "RESOLVED, that, contingent upon approval of Proposals 2 and 3 and effective immediately prior to the effectiveness of those proposals, Section 3.2 of the Bylaws of Cheetah Net Supply Chain Service Inc. is hereby amended and restated in its entirety to read as follows: Section 3.2. Number and Qualification. The number of Directors shall be five (5), unless subsequently changed in accordance with these Bylaws and applicable law. Each Director shall hold office until such Director's death, term expiration, resignation, retirement, removal, disqualification or until such Director's successor is elected and qualifies. Directors need not be residents of the State of Delaware or stockholders of the Corporation. Proposal 1 shall not become effective unless Proposals 2 and 3 are also approved and capable of becoming effective as part of the same integrated written-consent action."

PROPOSAL 2 - REMOVAL OF THE INCUMBENT DIRECTORS

TAKEOVER TIME RECOMMENDS THAT STOCKHOLDERS CONSENT TO PROPOSAL 2.

Takeover Time proposes to solicit written consents to remove, without cause, the Company's five current directors and any other covered director added before the integrated action becomes effective. The removal proposal is not intended to take effect by itself; it is mutually conditioned on Proposals 1 and 3 so that stockholders are not left with an intentionally vacant or incomplete Board.

Proposed operative resolution: "RESOLVED, that, contingent upon approval and effectiveness of Proposals 1 and 3, (i) each of Huan Liu, Xianggeng Huang, Xiangan Ruan, Huiping (Catherine) Chen and Huibo Deng and (ii) each person, other than a person elected pursuant to Proposal 3, who is nominated, elected, appointed or designated to the Board of Directors of Cheetah Net Supply Chain Service Inc. after the date of this Definitive Consent Statement and before the effectiveness of this integrated action, be and hereby is removed, without cause, from the Board of Directors, effective immediately following Proposal 1 and immediately before Proposal 3."

PROPOSAL 3 - ELECTION OF FIVE REPLACEMENT DIRECTORS

TAKEOVER TIME RECOMMENDS THAT STOCKHOLDERS CONSENT FOR ALL FIVE NOMINEES UNDER PROPOSAL 3.

Subject to Proposals 1 and 2 becoming effective as part of the same integrated action, Takeover Time proposes to elect the following five persons to fill the five directorships:

• Natasha Yuryevna Ovsepyan

• Jourdan Pierce Matthews

• Walter Franklin Harris

• Carol Grimes

• Yan Qin

Proposed operative resolution: "RESOLVED, that, contingent upon approval and effectiveness of Proposals 1 and 2 and provided that all directorships to which directors could be elected at an annual meeting held at the effective time are vacant, Natasha Yuryevna Ovsepyan, Jourdan Pierce Matthews, Walter Franklin Harris, Carol Grimes and Yan Qin are hereby elected to fill all five directorships, each to serve until such director's successor is duly elected and qualified or until such director's earlier death, resignation, retirement, removal or disqualification. Proposal 3 shall not become effective unless Proposals 1 and 2 are also approved and effective as part of the same integrated written-consent action."

Each nominee, if elected, would owe fiduciary duties to the Company and all of its stockholders. The nominee consents used for this campaign do not commit any nominee to vote or act in a predetermined manner as a director.

NOMINEE INFORMATION

Nominee	Age	Current / Recent Principal Experience	CTNT Ownership (reported)
Natasha Yuryevna Ovsepyan	35	Sole Owner and Managing Member, Takeover Time 2026 LLC (2026-present); Founder/Owner of Lux Home Care LLC (2025-present); real estate professional associated with Real Broker LLC (2022-present).	2 Class A shares personally (1 held through Robinhood; 1 directly registered with VStock Transfer); Takeover Time currently 0 shares.
Jourdan Pierce Matthews	38	Independent investor / investment professional. Prior President and Chief Executive Officer of The Winvest Investment Fund Management Corp., which has since been dissolved.	Approximately 27.446667 Class A shares (Robinhood displays approximately 27.45), derived from 4,117 pre-split shares acquired September 17, 2026.
Walter Franklin Harris	83	Chairman, Chatham County ABC Board (appointment date January 5, 2024); Town Representative, Pittsboro Board of Adjustment (appointed August 12, 2024, term through December 31, 2027); and Vice President, Chatham County Historical Association (listed on the association's posted 2025 officer roster).	0
Carol Grimes	77	Board President, Neely Mansion Association; Clinical Research Associate at Acucela Inc./Kubota Vision through 2024; earlier clinical-research experience.	0
Yan Qin	61
Professor of Economics at Baruch College (CUNY), approximately 2012-present, and real-estate professional/broker, approximately mid-2017-present, including transition to his own independent real-estate firm. Prior experience includes Real Estate Instructor at New York University (mid-2010s), Economics Instructor at Yeshiva University (early-to-mid-2010s), and International Economic Analyst in Dubai, United Arab Emirates (2009-2010). Dates and titles are based on nominee-provided information.
			22,670 Class A shares held through Fidelity.

Nominee biographical information is based on nominee-provided information and available supporting records and reflects the information currently confirmed for this solicitation.

Yan Qin - Background Detail. Mr. Qin reports that he has served as a Professor of Economics at Baruch College (CUNY) since approximately 2012 and has worked in real estate since approximately mid-2017, later transitioning to his own independent real-estate firm. His prior experience includes service as a Real Estate Instructor at New York University during the mid-2010s, an Economics Instructor at Yeshiva University during the early-to-mid-2010s, and an International Economic Analyst in Dubai, United Arab Emirates, from approximately 2009 to 2010. He has reported graduate training in economics and quantitative fields, which Takeover Time believes may be relevant to financial analysis, transaction review and capital-allocation oversight.

FAMILY RELATIONSHIP

Carol Grimes is the mother of Jourdan Pierce Matthews. No other family relationship among the proposed nominees has been reported in the current questionnaire materials. Natasha Ovsepyan, Walter Harris and Yan Qin each currently report no material family, business or financial relationship with another proposed nominee, CTNT or CTNT management. Any material change will be reflected in the definitive consent statement.

DIRECTOR INDEPENDENCE AND COMMITTEE QUALIFICATIONS

This Definitive Consent Statement does not characterize any nominee as definitively "Nasdaq independent." Nasdaq Rule 5605(a)(2) requires an affirmative determination by the listed company's board that a director has no relationship that would interfere with the exercise of independent judgment. The post-election Board, if the nominees are elected, would make any required independence and committee-eligibility determinations based on the complete facts and circumstances.

Takeover Time intends to provide the information necessary for the post-election Board, if the nominees are elected, to evaluate independence and committee eligibility under the complete facts and circumstances. No nominee is being represented in this Definitive Consent Statement as an audit committee financial expert.

EXPECTED BOARD REVIEW IF THE NOMINEES ARE ELECTED

Takeover Time expects to recommend that a newly constituted Board promptly review, among other matters, senior management structure, financial-reporting leadership, internal-control remediation, capital-raising strategy, outstanding equity programs, the Shanghai Kesheng receivable, liquidity, material acquisitions and Nasdaq compliance. Takeover Time also currently expects to recommend that the new Board evaluate whether a stockholder rights plan (sometimes referred to as a poison pill) would be appropriate and whether to propose an amendment to the Certificate of Incorporation restricting or eliminating future stockholder action by written consent. Any rights plan would be considered by the Board at that time in light of its fiduciary duties and the then-existing circumstances. Any restriction or elimination of stockholder action by written consent would be subject to applicable Delaware law and any required stockholder approval. No nominee has made a binding commitment in advance to vote for any specific defensive measure.

Subject to the Company's then-current cash balance, liabilities, working-capital requirements, contractual obligations, regulatory and litigation contingencies, and applicable law, Takeover Time also currently expects to recommend that a newly constituted Board evaluate whether any excess capital can prudently be returned to stockholders. Potential mechanisms could include a lawful cash dividend or share-repurchase program if permitted by Delaware law, the Company's governing documents and other applicable requirements and if consistent with the Board's fiduciary duties and the Company's financial condition. The objective would be to evaluate whether stockholders can receive a lawful return of capital after the Company's legitimate obligations and operating needs are provided for. No decision has been made as to whether any return of capital would occur, or its amount, timing, eligibility or form, and no nominee has committed to compensate particular investors for individual trading losses or to make selective payments outside a lawful corporate distribution or repurchase program.

PARTICIPANTS IN THE SOLICITATION

The following persons are participants in the solicitation for purposes of Schedule 14A: Takeover Time 2026 LLC and each of the five proposed director nominees: Natasha Yuryevna Ovsepyan, Jourdan Pierce Matthews, Walter Franklin Harris, Carol Grimes and Yan Qin.

Participant	Principal Occupation / Business	Current CTNT Interest (reported)	Material Relationship / Interest
Takeover Time 2026 LLC	Delaware limited liability company; securities investment and related activities, as described in its SEC filings.	0 current shares; historical 2026 CTNT transactions are summarized below.	Soliciting person; campaign expenses expected to be borne initially by Takeover Time as described below.
Natasha Yuryevna Ovsepyan	Managing Member of Takeover Time; business owner; real estate professional.	2 Class A shares.	Managing Member and sole owner of Takeover Time; proposed nominee.
Jourdan Pierce Matthews	Independent investor / investment professional.	Approximately 27.446667 Class A shares (Robinhood displays approximately 27.45).	Proposed nominee; Carol Grimes is his mother.
Walter Franklin Harris	Chairman, Chatham County ABC Board; Town Representative, Pittsboro Board of Adjustment; and Vice President, Chatham County Historical Association (posted 2025 officer roster).	0	Proposed nominee.
Carol Grimes	Nonprofit board president; former clinical research associate.	0	Proposed nominee; mother of Jourdan Pierce Matthews.
Yan Qin	Professor of Economics at Baruch College (CUNY), approximately 2012-present; real-estate professional/broker, approximately mid-2017-present, including transition to his own independent firm.	22,670 Class A shares held through Fidelity.	Proposed nominee.

SECURITIES TRANSACTIONS OF PARTICIPANTS

Schedule 14A requires specified information concerning purchases and sales of Company securities by participants during the prior two years. The transaction information below reflects the CTNT purchases and sales reported and confirmed by the participants for the preceding two years.

Participant	Reported Transaction Information	Additional Notes
Takeover Time 2026 LLC
September 17, 2026: acquired 1,846,000 pre-1-for-150-split Class A shares for an aggregate purchase price of $84,995.46 (average approximately $0.04604 per share). The September 2026 1-for-150 reverse split converted the position to 12,306 whole post-split shares plus the broker/issuer treatment of the remaining fractional interest. September 28, 2026: sold all 12,306 whole post-split shares then held by Takeover Time.

Current ownership through Takeover Time: 0 shares. The September 17 acquisition is reflected in Takeover Time's filed Schedule 13D; its September 25 Schedule 13D/A stated that no additional transaction had occurred through that filing date. The September 28 disposition occurred afterward.

Natasha Ovsepyan
Personal Robinhood market purchase submitted September 28 and filled September 29, 2026: 1 Class A share at $2.94. October 5, 2026: 1 additional Class A share purchased through Charles Schwab at $2.96, subsequently registered personally with VStock Transfer.

Current personal ownership reported: 2 Class A shares (1 at Robinhood; 1 directly registered with VStock Transfer). Natasha is the sole member and managing member of Takeover Time; the historical LLC-held CTNT position and LLC transactions are listed separately above and are not duplicated in this row.

Jourdan Matthews
September 17, 2026: acquired 4,117 pre-1-for-150-split Class A shares for an aggregate cost of approximately $185.27. Following the September 2026 1-for-150 reverse split, the position corresponds to approximately 27.446667 shares; Robinhood displays approximately 27.45 shares and an average cost of approximately $6.75 per post-split share.
Current personal ownership reported: approximately 27.45 Class A shares.
Walter Harris	No CTNT transactions reported.	Current ownership reported: 0 shares.
Carol Grimes	No CTNT transactions reported.	Current ownership reported: 0 shares.
Yan Qin
September 15, 2026: acquired 1,982,051 pre-split shares at approximately $0.062 per share. September 16, 2026: acquired 380,000 pre-split shares at an average price of approximately $0.045 per share. September 17, 2026: acquired 573,645 pre-split shares at an average price of approximately $0.046 per share. September 19, 2026: acquired 482,190 pre-split shares at approximately $0.047 per share. The quantities are reported on a pre-1-for-150-reverse-split basis. Current Fidelity position: 22,670 Class A shares.
Current Fidelity position confirmed by the nominee: 22,670 Class A shares. Transaction information is based on the nominee-confirmed brokerage history supplied for the solicitation.

BORROWED FUNDS / SECURITY FINANCING

Takeover Time's filed Schedule 13D states that its September 17, 2026 purchase was funded with personal funds contributed by its sole member, Natasha Ovsepyan. The current nominee questionnaires for Natasha Ovsepyan, Jourdan Pierce Matthews and Yan Qin report that their CTNT shares are not pledged, margined, borrowed against or otherwise subject to financing. This disclosure will be updated if final brokerage records show any contrary financing arrangement.

ARRANGEMENTS, COMPENSATION AND OTHER INTERESTS

The nominee questionnaires report no nominee compensation, reimbursement, voting commitment or other benefit connected with nomination or service, other than the nomination itself. Any material campaign reimbursement, indemnification or other arrangement entered into after the date of this statement will be disclosed as required by the federal proxy rules.

The nominee consent forms state that no nominee has made a voting commitment as a future director and that, if elected, each nominee will exercise independent judgment and perform fiduciary duties. Accordingly, this Definitive Consent Statement does not state that the nominees have agreed in advance to terminate any officer, revoke account access, select a specific executive, or approve a specific transaction.

LEGAL PROCEEDINGS

The nominee questionnaires report no legal, regulatory, bankruptcy, criminal, civil, administrative or disciplinary proceeding requiring disclosure for the nominees. Any material change after the date of this statement will be disclosed as required by the federal proxy rules.

SOLICITATION METHODS AND EXPENSES

Consents may be solicited by mail, courier, telephone, electronic communication and personal solicitation by the participants, subject to the federal proxy rules. Additional written solicitation materials will be filed with the SEC as required by the applicable federal proxy rules.

Takeover Time 2026 LLC currently expects to bear the expenses of the solicitation from its own resources. Although the precise amount cannot presently be determined, Takeover Time currently estimates that total expenditures relating to the solicitation will be approximately $50,000. Broadridge Financial Solutions, Inc. has been retained to assist with distribution of the definitive solicitation materials and processing of voting or consent instructions for beneficial holders whose shares are held through banks, brokers or other nominees represented by Broadridge. Broadridge will provide summarized voting reports in connection with that beneficial-holder process but is not serving as the overall tabulator for the solicitation and does not process consents from registered holders. Takeover Time may retain an additional solicitation, information-agent, tabulation or distribution service as needed. If the solicitation is successful, Takeover Time intends to seek reimbursement from the Company for reasonable expenses incurred in connection with the solicitation; there can be no assurance that any reimbursement will be approved.

• Estimated total solicitation expenditures: approximately $50,000, subject to change as the solicitation develops.

• Approximate expenditures incurred to date: approximately $156, primarily mailing and delivery costs.

• Beneficial-holder distribution and processing: Broadridge has been retained to distribute the definitive solicitation materials and process voting or consent instructions for beneficial holders whose shares are held through participating banks, brokers or other nominees represented by Broadridge. Broadridge is not the overall tabulator for the solicitation and does not process consents from registered holders. No separate proxy solicitor or overall tabulator is identified in this statement unless and until one is retained.

• Persons expected to solicit: Takeover Time 2026 LLC and the five individual nominee participants identified in this Definitive Consent Statement may solicit consents. None is expected to receive additional compensation specifically for solicitation activities.

• Reimbursement: if the solicitation is successful, Takeover Time intends to request reimbursement from the Company for reasonable solicitation expenses. Any decision to approve reimbursement after the solicitation would be made in accordance with applicable law and fiduciary duties, and no assurance can be given that reimbursement will be approved.

STOCKHOLDER LIST AND DISTRIBUTION

Takeover Time and Natasha Ovsepyan have pursued stockholder-list access for the purpose of communicating with fellow stockholders. For beneficial holders whose shares are held through banks, brokers or other nominees represented by Broadridge, Broadridge will assist with distribution of the definitive solicitation materials and processing of voting or consent instructions in accordance with the instructions furnished through the applicable intermediary. Registered holders will receive solicitation materials and return instructions directly from Takeover Time. Takeover Time may also use Exchange Act Rule 14a-7, as applicable, and may retain an additional proxy-solicitation, information-agent, tabulation or distribution service as needed.

IMPORTANT INFORMATION ABOUT THE COMPANY'S CAPITALIZATION

CTNT's October 16, 2026 definitive proxy reports that, at the close of business on October 16, 2026, the Company had 1,332,087 shares of Class A Common Stock and 101,358 shares of Class B Common Stock outstanding. The same proxy states that each Class A share is entitled to one vote and each Class B share is entitled to fifteen votes. CTNT's October 16 annual-meeting record date is not automatically the Record Date for this separate written-consent solicitation.

TAKEOVER TIME'S ADJUSTED VOTING BASE. Takeover Time challenges the validity and voting effect of the 100,000 Class B shares issued in the October 7 transaction and does not count that challenged block in its adjusted voting base. Using CTNT's disclosed 1,332,087 Class A share count and excluding the challenged 100,000 Class B shares from CTNT's disclosed 101,358 Class B shares, the adjusted count is 1,332,087 Class A shares and 1,358 Class B shares. The corresponding adjusted voting power is 1,332,087 Class A votes plus 20,370 Class B votes, for 1,352,457 total adjusted votes. For clarity, CTNT reports 101,358 Class B shares as outstanding; Takeover Time's use of 1,358 Class B shares is an expressly disclosed litigation and solicitation position that excludes the challenged 100,000-share block. The Court of Chancery has not yet adjudicated the merits of that challenge. CTNT's October 16, 2026 proxy is the latest Company-disclosed capitalization available to Takeover Time. The actual October 19, 2026 Record Date capitalization may differ, and Takeover Time will update or supplement the solicitation materials if it obtains material contrary information.

DEFINITIVE FORM OF WRITTEN CONSENT

The accompanying definitive form of written consent presents the Board-Size Proposal, Removal Proposal and Election Proposal separately, but the three proposals are mutually conditioned and are intended to operate as one integrated Board-replacement action.

TAKEOVER TIME RECOMMENDS THAT YOU CONSENT TO ALL THREE PROPOSALS AND CONSENT FOR ALL FIVE NOMINEES.

IMPORTANT - CARD IDENTIFICATION. CTNT is conducting a separate annual-meeting proxy solicitation. If you intend to participate in this written-consent solicitation, verify before signing or submitting that the card identifies Takeover Time 2026 LLC as the soliciting person.

PROPOSAL 1 - BOARD SIZE FOR THE REPLACEMENT ACTION	CONSENT	WITHHOLD CONSENT	ABSTAIN
Amend Bylaw Section 3.2 so that the number of directors is five (5) immediately before the removal and election actions become effective. This does not prohibit a later bylaw amendment by a duly constituted Board or by stockholders.
	☐	☐	☐
PROPOSAL 2 - REMOVAL	CONSENT	WITHHOLD CONSENT	ABSTAIN
Remove Huan Liu, Xianggeng Huang, Xiangan Ruan, Huiping (Catherine) Chen and Huibo Deng and any other covered director added before effectiveness, other than the Takeover Time nominees.	☐	☐	☐

PROPOSAL 3 - ELECTION OF FIVE REPLACEMENT DIRECTORS

Nominees: Natasha Yuryevna Ovsepyan; Jourdan Pierce Matthews; Walter Franklin Harris; Carol Grimes; Yan Qin.

☐	CONSENT FOR ALL FIVE NOMINEES
☐	WITHHOLD CONSENT FROM ALL FIVE NOMINEES
☐	CONSENT FOR ALL EXCEPT the nominee(s) written below: _______________________________________________

The three proposals are mutually conditioned. None is intended to become effective unless all three are approved and capable of becoming effective as part of the same integrated action. If the conditions are satisfied, Proposal 1 fixes the number of directorships at five immediately before effectiveness, Proposal 2 removes all covered incumbent or additional directors, and Proposal 3 immediately fills the five directorships with the five Takeover Time nominees.

Voting instruction for Proposal 3: select one of the three group-choice options above. If you choose CONSENT FOR ALL EXCEPT, identify each nominee from whom you wish to withhold consent on the line provided.

STOCKHOLDER EXECUTION - DEFINITIVE

Record Date: October 19, 2026	Date of Consent: ______________________________
Stockholder Name: __________________________	Shares / Class: ______________________________
Signature: __________________________________	Title/Capacity (if applicable): ________________

Return / Delivery Instructions: Registered holders should follow the return instructions provided directly by Takeover Time 2026 LLC with the definitive solicitation materials. Beneficial or street-name holders should follow the instructions provided by their broker, bank or other nominee, including any applicable Broadridge instructions.

Broadridge Role: Broadridge assists with distribution and processing for beneficial holders through participating banks, brokers and other nominees. Broadridge is not the overall tabulator for this solicitation and does not process consents from registered holders. No separate proxy solicitor or overall tabulator is currently identified.

Beneficial or street-name holders should use only the response methods stated in the instructions furnished by their broker, bank or other nominee. Depending on the applicable intermediary process, response methods may include mail or electronic voting; availability of electronic voting is not assured.